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                                    EXHIBIT 5

                        INVESTMENT REPRESENTATION LETTER
                           AND SUBSCRIPTION AGREEMENT

                                 March 30, 2005

Broadview Media, Inc.
4455 West 77th Street
Edina, Minnesota 55435

Gentlemen:

      The undersigned hereby agrees to purchase from Broadview Media, Inc. (the "Company") 500,000 units (the "Units") at a price of $1.25 per Unit, with each Unit consisting of one share of Series B Preferred Stock, $0.01 par value per share (the "Preferred Shares") and detachable Warrants to purchase two (2) shares of Common Stock, $0.01 par value per share (the "Common Stock") at an exercise price of $1.25 per share. The terms and provisions of the Preferred Shares and the Warrants are set forth in Exhibits A and B, respectively. I understand that the Preferred Shares, the common shares into which the Preferred Shares are convertible (the "Conversion Shares"), the Warrants and the shares purchasable through exercise of the Warrants (the "Warrant Shares"; and collectively, with the Preferred Shares, the Conversion Shares and the Warrants, the "Securities") have not been registered under the Securities Act of 1933, as amended (the "Securities Act") on the ground that the acquisition of the Securities by me is exempt under Section 4(2) thereof.

      In partial consideration of the issuance of the Securities to me, I hereby represent, warrant and agree as follows:

      1. Knowledge of Reliance. I understand and recognize that the Company, in claiming a Section 4(2) exemption for the issuance of the Securities, is relying upon the statements and representations made by me in this letter.

      2. Investment Purpose in Acquiring the Securities.

            a) Generally. I am acquiring the Securities for my account for investment purposes only and not with a view to their resale or distribution. I have no present intention to divide my participation with others or to resell or otherwise dispose of all or any part of the Securities. In making these representations, I understand that in the view of the Securities and Exchange Commission the statutory exemption referred to above would not be available if, notwithstanding my representations, I have in mind merely acquiring the Securities for resale upon the occurrence or nonoccurrence of some predetermined event.

            b) Accredited Investor. I am (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act by reason of Rule 501, (ii) experienced in making investments of this kind, and (iii) able to afford the entire loss of my investment in the Securities.

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            c) Compliance With Securities Act. I agree that if I sell or distribute the Securities in the future, I shall sell or distribute them pursuant to the requirements of the Securities Act and applicable state securities laws. I agree that I will not transfer any part of the Securities without (i) effective registration under the Securities Act and applicable state securities laws, or (ii) obtaining an opinion of counsel satisfactory in form and substance to counsel for the Company stating that the proposed transaction will not result in a prohibited transaction under the Securities Act and the applicable state securities laws.

            d) Restrictive Legend. I agree that you may place a restrictive legend on the Securities containing substantially the following language:

                  "The Securities represented by this certificate have not been registered under either the Securities Act of 1933, as amended, or applicable state securities laws, and are subject to an investment letter. They may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and the applicable state securities laws, or an opinion of counsel satisfactory in form and substance to counsel for the Company that such transaction will not result in a prohibited transaction under the Securities Act of 1933, as amended, or the applicable state securities laws."

            e) Stop Transfer Order. I agree that the Company may place a stop transfer order with its registrar and stock transfer agent covering all certificates representing the Securities.

      3. Knowledge of Restrictions Upon Transfer of the Securities. I understand that the Securities are not freely transferable and may in fact be prohibited from sale for an extended period of time and that, as a consequence thereof, I may have extremely limited opportunities to dispose of the Securities. I understand that Rule 144 of the Securities and Exchange Commission permits the transfer of "restricted securities" of the type here involved only under certain conditions, including a minimum one year holding period and availability to the public of certain information concerning the Company. I understand that there presently is only a limited market for shares of the Company's Common Stock and that no assurance can be given that a public market for the Company's shares will exist in the future or that the Company will meet the public information requirement.

      4. Registration Rights. I and the Company agree that for the Conversion Shares and the Warrant Shares I shall be entitled to the registration and other rights set forth in that Registration Rights Agreement, dated as of March 25, 2003, as if the Conversion Shares and Warrant Shares were part of the "Registrable Securities" provided for therein and as if the date of such Agreement were the date hereof.

      5. Information About the Company. I acknowledge that I am a director and the Chief Executive Officer of the Company and that, by reason of my positions and relationship with the Company as well as other actions taken by me, I am fully aware of and advised concerning the present financial condition of the Company, its business affairs and its prospects for future business.

                             signature page follows

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/s/ Terry L. Myhre
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Terry L. Myhre
9691 - 101st Street North
Stillwater, Minnesota 55082
SSN: ###-##-####

The undersigned hereby accepts this Agreement.

BROADVIEW MEDIA, INC.

By: /s/ H. Michael Blair
    ------------------------------------------
    H. Michael Blair
Title: Chief Financial Officer
Dated: March 30, 2005